UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2023

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	440 Lincoln Street, Worcester, Massachusetts (Address of principal executive offices)	01653 (Zip Code)
(508) 855-1000 Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $.01 par value	THG	New York Stock Exchange
7 5/8% Senior Debentures due 2025	THG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2023, The Hanover Insurance Group, Inc. (the “Company”), as Borrower, entered into a Credit Agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Truist Bank and PNC Bank, National Association, as co-syndication agents, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, as co-documentation agents, and JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and Truist Securities, Inc., as joint bookrunners and joint lead arrangers. The New Credit Agreement provides for a five-year unsecured revolving credit facility for the Company not to exceed $150,000,000 at any one time outstanding, with the option to increase the facility up to $300,000,000, in increments of $10,000,000 (assuming no default and satisfaction of other specified conditions, including the receipt of additional lender commitments). The New Credit Agreement also includes an uncommitted subfacility of $50,000,000 for standby letters of credit. The Company may use the line of credit for general corporate purposes for itself and its subsidiaries. The New Credit Agreement replaces the Credit Agreement dated April 30, 2019, as amended on March 24, 2023, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and various other lender parties, (the “Prior Credit Agreement”), which Prior Credit Agreement the Company voluntarily terminated concurrent with the execution of the New Credit Agreement.

When a borrowing under the New Credit Facility is an alternative base rate (“ABR”) loan, interest on such a loan is payable quarterly, at a rate per annum equal to the ABR (the greatest of (a) the prime commercial lending rate of the administrative agent; (b) the New York Federal Reserve Bank Rate plus 1∕2 of 1%; and (c) the Adjusted Term Secured Overnight Financing Rate for a one-month interest period on the applicable date plus 1%, in each case, subject to a 1% floor), plus the applicable margin, which ranges from 0.125% to 0.625%, depending on the Company’s debt rating. Fees on outstanding letters of credit are payable quarterly, and range from 1.125% to 1.625%, depending on the Company’s debt rating, of the average daily aggregate stated amount of such letters of credit.

The New Credit Agreement contains financial covenants substantially similar to those in the Prior Credit Agreement that require the Company and its subsidiaries to maintain a specified minimum net worth and restrict the Company and its subsidiaries from exceeding a specified leverage ratio, except that the New Credit Agreement no longer has a requirement for a minimum risk based capital. In addition, the New Credit Agreement contains covenants that limit the Company’s and its subsidiaries’ ability, among other things, to incur or assume certain debt, grant liens on its property, merge or consolidate, dispose of assets, materially change the nature or conduct of its business and make restricted payments (except, in each case, as provided by certain exceptions). The New Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, and change of control. If such an event of default occurs, the lenders under the New Credit Agreement would be entitled to take various actions, including the acceleration of amounts due under the New Credit Agreement. The credit facility expires on July 21, 2028, with an option, subject to approval of the lender parties, to extend for an additional year.

The above summary of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement. A copy of the New Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

Concurrent with the Company’s entry into the New Credit Agreement, the Company voluntarily terminated the Prior Credit Agreement, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished herewith.

Exhibit 10.1	Credit Agreement, dated as of July 21, 2023, by and among the Hanover Insurance Group, Inc., JPMorgan Chase Bank, as administrative agent, and the lenders party thereto.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Hanover Insurance Group, Inc. (Registrant)

Date: July 21, 2023	By:	/s/ Jeffrey M. Farber
Jeffrey M. Farber
Executive Vice President and Chief Financial Officer